

Yayoi Kusama
(b. 1929)



INFINITY-NETS (LSCP) (2014)
39 × 39 in

Kusama has had 2 exits on Masterworks, delivering net annualized returns of 17.6% and 13.4% net annualized returns to more than 1,000 investors. Past performance not indicative of future returns.

INVESTMENT THESIS

Initial Offering Price
$1,221,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$3.0m
$2.0m
$1.0m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
22.1%

Sharpe Ratio (1997-2024)	watch video
Yayoi Kusama	▲1.19
S&P 500	0.48

40% Progress

INVEST NOW



Yayoi Kusama

(b. 1929)

Why we like this offering

1. **Top Artist:** Yayoi Kusama was the #1 selling female artist in the entire world, and 7th highest overall in ‘24 based on auction turnover.
2. **$1B Career Sales:** Kusama has a significant track record at auction, with 32 years of history and more than $1 billion in total career sales
3. **2 Exits:** Kusama has had 2 exits on Masterworks, delivering net annualized returns of 17.6% and 13.4% net annualized returns to more than 1,000 investors. Past performance not indicative of future returns.
4. **Most Desirable Style:** The Artwork is one of Kusama’s Infinity Net paintings, a style that makes up her #1 and #3 top price at auction.
5. **Uncommon Example:** The Artwork is an uncommon lilac-colored example of Kusama’s signature Infinity Net style.
6. **Global Museum Reach:** Kusama just premiered her largest-ever retrospective in Australia, and is set to open another major retrospective next year in Europe, a signal of consistent global interest in her work.
7. **Consistent Appreciation:** Kusama works have historically appreciated 94% of the time they’ve returned to auction. 173 repeat sales, across three decades of auction history (‘98-’24)
8. **Outpaces traditional assets:** Kusama’s Sharpe Ratio is 1.19 (‘98-’24), while the S&P is .48, Bonds are .39, and Real Estate is .26 over the same time period.
9. **High Median Appreciation Rate:** 22% median appreciation rate on 173 repeat sales between ‘98 and ‘24.
10. **Major Institutional Collectors:** Kusama’s work is permanently collected by major museums like: the Guggenheim Museum, Whitney Museum, the MoMA, Tate, LACMA, and more.
11. **Celebrity Collectors:** Bought by important collectors including Brad Pitt and Angelina Jolie, Gwyneth Paltrow, Gerald Fineberg, the Broad family, and the Rubell Family.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$52,212,137	63	$8,800,000

Turnover by Year



124M
93M
62M
31M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
201
150.75
100.5
50.25
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price	**$1,221,000**
Offering Circular	sec.gov/edgar

Painting






About Yayoi Kusama

Yayoi Kusama (b. 1929, Japan) is widely considered one of the most important living artists, admired for her immersive installations and sculptures that explore her obsession with polka dots. Drawing from her lifelong struggle with mental illness, she imbues her work with themes of sex, food, death, and her repeating motif of the polkadot. The artist also frequently exhibited alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. During her two decades in New York, Kusama created some of her most significant artworks, including her Infinity Nets series, Accumulations series, and her first Infinity Mirror Room. In 1993, she represented Japan at the Venice Biennale.

INVEST NOW

YAYOI
KUSAMA

b. 1929, JAPAN



$1,221,000
INITIAL OFFERING

22.1%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

▲1.19
SHARPE RATIO[3]

23.8%
ANNUAL GROWTH OF RECORD PRICE[4]

21.9%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 39 × 39 in.

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

The Artwork is a vibrant and uncommon lilac example of Yayoi Kusama's acclaimed Infinity Nets series. Yayoi Kusama began her Infinity Net series when she moved to New York in 1958. Yayoi Kusama processes her obsessional and hallucinatory psychological conditions through the repetitive compositions of her Infinity Nets. Her time-consuming and laborious process of painting intricate, looping brushstrokes allows the artist to lose herself in her work. The effect creates a meditative experience for viewers as well. Yayoi Kusama's Infinity Nets do not have a distinct focal point and their enveloping allover compositions represent the concept of infinity. The Artwork is a medium-scale square canvas painting composed of a solid black background layered with sheer arched brushstrokes that connect to create hundreds if not thousands of small, irregular loops across the canvas. The brushstrokes range in shades of purple, from a pale lilac to a dark violet, creating a dynamic composition with the illusion of depth. Yayoi Kusama's Infinity Nets is the artist's most desirable series of paintings, making up four out of the artist's top ten auction records. Auction records for artworks similar in scale, style, and period are led by Infinity-Nets (WFTO) (2016), which sold for $3,119,375 at Seoul Auction on July 29, 2021, followed by INFINITY-NETS (TWXOB) (2014), which sold for $2,964,000 at Sotheby's New York on May 19, 2023, and INFINITY-NETS (OOAXT) (2008), which sold for $2,192,773 (£1,734,000) at Christie's London on June 28, 2023.

Yayoi Kusama is represented by David Zwirner, OTA Fine Arts, and Victoria Miro Gallery. She has been the subject of several large-scale survey exhibitions and retrospectives, including a retrospective from 1998 to 1999, which traveled to the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Walker Arts Center in Minneapolis, and the Museum of Contemporary Art in Tokyo; a retrospective from 2011 to 2012, which traveled to the Museo Nacional Centro de Arte Reina Sofia in Madrid, the Centre Georges Pompidou in Paris, the Tate Modern in London, and the Whitney Museum of American Art in New York; a survey of Infinity Mirrors from 2017 to 2019, which traveled to the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Seattle Art Museum, The Broad in Los Angeles, the Art Gallery of Ontario in Toronto, The Cleveland Museum of Art in Ohio, and the High Museum of Art in Atlanta; and a retrospective from 2021 to 2022, which traveled to the Gropius Bau in Berlin and the Tel Aviv Museum of Art in 2022. The artist's work is also held in prestigious public collections around the world, including the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, and the artist's eponymous museum in Tokyo, among many others. Kusama is counted among the most expensive living women artists at auction. She is the 6th most successful artist at auction worldwide this year with a turnover of 100 million dollars according to Artprice. The artist's auction records are led by Untitled (Nets) (1959), which made history as the only painting by a living female artist to achieve an auction result in excess of over $10 million at the time, selling for $10,496,000 at Phillips New York on May 18, 2022, followed by A Flower (2014), which sold for $10,019,688 (HKD 78,125,000) at Christie's Hong Kong on November 28, 2023, and Interminable Net #4 (1959), which sold for $7,953,215 (HKD 62,433,000) at Sotheby's Hong Kong on April 1, 2019.

THE ARTIST'S AUCTION RECORDS ARE LED BY UNTITLED (NETS) (1959), WHICH MADE HISTORY AS THE ONLY PAINTING BY A LIVING FEMALE ARTIST TO ACHIEVE AN AUCTION RESULT IN EXCESS OF OVER $10 MILLION AT THE TIME, SELLING FOR $10,496,000 AT PHILLIPS NEW YORK ON MAY 18, 2022, FOLLOWED BY A FLOWER (2014), WHICH SOLD FOR $10,019,688 (HKD 78,125,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 28, 2023, AND INTERMINABLE NET #4 (1959), WHICH SOLD FOR $7,953,215 (HKD 62,433,000) AT SOTHEBY'S HONG KONG ON APRIL 1, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


3119375
2964000
2192773
1313928
1105351
852500
810869
630422
670000
509000
289800
194049
175019
127710
102000
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022

Yayoi Kusama (b. March 22, 1929, Japan) is widely considered one of the most important living artists, admired for her immersive installations and sculptures that explore her obsession with polka dots. Kusama grew up in an abusive household, and painting quickly became her mode of escape from an unwelcome reality at a young age. Despite her family's disapproval, she graduated from the Kyoto City University of Arts in 1949, where she studied the traditional Japanese painting style known as nihonga. Her productive painting practice quickly garnered the attention of Japanese Galleries, and she held her first solo exhibition in 1952. In 1957, Kusama moved to New York to pursue her interest in American Abstract Expressionism. She enrolled in the Art Students League and became an active participant in the avant-garde art and the feminist, anti-war counterculture scenes, organizing a series of provocative happenings. She has explored various media throughout her career, including: performance, painting, sculpture, and immersive installations. Drawing from her lifelong struggle with mental illness, she imbues her work with themes of sex, food, death, and her repeating motif of the polkadot. The artist also frequently exhibited alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. During her two decades in New York, Kusama created some of her most significant artworks, including her Infinity Nets series, Accumulations series, and her first Infinity Mirrors room. In 1966, she exhibited her installation Narcissus Garden (1966) in the 33rd Venice Biennale with the support of Lucio Fontana, and in 1993, she officially represented Japan at the 45th Venice Biennale. Her mental health worsened in 1973, and she decided to return to Japan. In 1977, she checked herself into the psychiatric facility Seiwa Hospital. She continues to live in the psychiatric facility as a permanent resident and works out of a nearby studio.

Yayoi Kusama has received numerous honors and awards for her contributions to art history, including the Ordre des Arts et des Lettres of France in 2003 and Japan's Order of the Rising Sun and the Praemium Imperiale in 2006. She has been the subject of several large-scale survey exhibitions and retrospectives, including a retrospective from 2011 to 2012, which traveled to the Museo Nacional Centro de Arte Reina Sofía in Madrid, the Centre Georges Pompidou in Paris, the Tate Modern in London, and the Whitney Museum of American Art in New York; a survey of Infinity Mirrors, which traveled to the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Seattle Art Museum, The Broad in Los Angeles, the Art Gallery of Ontario in Toronto, the Cleveland Museum of Art in Ohio, and the High Museum of Art in Atlanta; and a retrospective at Gropius Bau in Berlin in 2021, which traveled to the Tel Aviv Museum of Art in 2022. The artist's work is also included in prestigious public collections around the world, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, and the artist's eponymous museum in Tokyo, among many more. In addition to her institutional success, Kusama has collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot, which have further contributed to her broader recognition.





YAYOI KUSAMA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: Infinity Nets created since 1990 that measure between 30 inches by 30 inches and 55 inches by 55 inches, excluding nets with atypical style, as well as gold, silver, white and black nets. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.19. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 23.8% from October 9, 1992 to June 30, 2024. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 21.9%, which is based on 173 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was March 11, 1998 and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was June 1, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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